Exhibit 10.22
                     Employment Agreement with David B. Lee

                              EMPLOYMENT AGREEMENT

      This Employment Agreement is made and dated as of January 1, 2004 (the "Agreement Date") by and between Omega Financial Corporation, a Pennsylvania corporation, ("Company"), and David B. Lee ("Executive").

                                   Background

      Executive is the Chairman of the Board, President and Chief Executive Officer of the Company and the Chairman of the Board of the Company's wholly owned subsidiary, Omega Bank, N.A. (the "Bank"). Company and Executive desire to enter into this Agreement to provide for the continued employment of Executive in such capacities.

      IN CONSIDERATION of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

      1. Employment. Company hereby agrees to employ Executive and Executive hereby accepts such employment by Company on the terms contained herein.

      2. Duties. Executive will be employed in the position of Chairman of the Board, President and Chief Executive Officer of the Company and the Chairman of the Board of the Bank; provided, however, that upon 30 days prior written notice to the Company, Executive may resign from the position of President and/or Chief Executive Officer and remain as Chairman of the Board of the Company and the Bank, without any diminution in the salary and fringe benefits payable hereunder. Executive shall report only to the Board of Directors of the Company and the Bank.

      3. Performance. During the Term, Executive shall devote such portion of his business time to the Company's business and affairs and to the promotion of the Company's interests as is reasonably required for the fulfillment of his obligations and the performance of his duties hereunder.

      4. Term and Termination

      4.1 Except in the case of earlier termination as provided in this Section 4 and in Sections 7 and 8 hereof, this Agreement shall be for a term ending on December 31, 2006 (the "Term").

      4.2 The Board of Directors may terminate the employment of the Executive at any time for cause. For purposes of this Agreement, the term "cause" shall mean (i) conviction of Executive for any felony, fraud or embezzlement or (ii) Executive's breach of Sections 10 or 11 of this Agreement or failure or refusal to comply with the written policies or written directives of the Company's Board of Directors, provided Executive fails to cure such breach or non-compliance within thirty (30) days after receiving written notice from the Company's Board of Directors specifying such breach or non-compliance.


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      5. Compensation. Company shall pay to Executive a salary at the annual rate of: (a) One Hundred Thousand Dollars ($100,000) for calendar year 2004; (b) Seventy-Five Thousand Dollars ($75,000) for calendar year 2005; and (c) Fifty Thousand Dollars ($50,000) for calendar year 2006; payable in accordance with Company's normal payroll practices. Company shall deduct or cause to be deducted from this salary all taxes and amounts required by law to be withheld, as well as all amounts due from Executive with respect to employee benefit plans in which Executive participates.

      6. Fringe Benefits.

      6.1 General. During the Term, subject to the other provisions of this Agreement, Executive shall be entitled to participate and shall be included in any savings, 401(k), stock option, employee stock purchase, pension, profit sharing, group medical, group disability or similar plan adopted by the Company now existing or established hereafter.

      6.2 Car Allowance. Executive shall receive the use of a Company car during the Term.

      6.3 Business Expense Allowance. Executive shall be entitled to an expense account during the Term.

      6.4 Country Club Membership. During the Term, Company shall pay Executive's country club membership dues at a country club selected by Executive.

      6.5 Vacation. Executive shall be entitled to a minimum of 4 weeks vacation per year.

      7. Death. In the event of Executive's death during the Term of this Agreement, this Agreement shall terminate immediately and Executive's legal representative shall be entitled to receive the salary due through the end of the Term.

      8. Disability. If, during the Term of this Agreement, Executive fails to perform his duties hereunder on account of illness or other incapacity which the Board of Directors of Company shall in good faith determine renders the Executive incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than 90 consecutive days, Company shall have the right, upon written notice to Executive, to terminate Executive's employment; provided, however, that Executive shall continue to receive the salary and fringe benefits under this Agreement through the end of the Term.

      9. Assignability; Successors and Mergers. Neither party hereunder shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that upon the sale of all or substantially al of the assets, business and goodwill of Company to another corporation, or upon the merger or consolidation of Company with another corporation or corporations, this Agreement shall inure to the benefit of and be binding upon, both Executive and the corporation purchasing such assets, business or goodwill or surviving such merger or resulting from such consolidation, as the case may be, in the same manner and to the same extent as though such other corporation were the Company.


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      10. Confidentiality. Executive will not, at any time either during or after his employment by Company (except as authorized by Company for its benefit), divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of Company or use for his own benefit, gain or otherwise any confidential information, knowledge, or data concerning the business and affairs of Company, whether acquired by Executive either before or after the Agreement Date, which, if disclosed, would adversely affect the business of Company or accord to a competitor of Company a material competitive advantage. This Section does not restrict Executive from disseminating or using any information which is published or available to the general public, except where such publication or general availability is as a result of Executive's improper act.

      11. Noncompetition. During the period beginning on the date of this Agreement and ending on the one (1) year after termination of Executive's employment with the Company, except with Company's prior written consent, Executive shall not, directly or indirectly, in any capacity, at any location in any County in which the Company has an office.

      (a) Communicate with or solicit any person or entity which is or during such period becomes a customer, prospect, employee, agent or representative of, or a consultant to, the Company, in any manner which interferes or might interfere with such person's or entity's relationship with the Company, or in an effort to obtain any such person or entity as a customer, employee, agent or representative of, or a consultant to, any other person or entity that conducts a business competitive with or similar to all or any material part of the Company's business.

      (c) Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity that is engaged in commercial banking.

      12. Violation of Covenants. If any of the covenants or agreements contained in Sections 10 or 11 hereof are violated, Executive agrees and acknowledges that such violation or threatened violation will cause irreparable injury to Company and that the remedy at law for any such violation or threatened violation will be inadequate and that Company will be entitled to inductive relief without the necessity of providing actual damages.

      13. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision or any subsequent breach of the same provision thereof.

      14. Severability. If any portion of this Agreement is held, by a court of competent jurisdiction, to conflict with any Federal, state or local law, such portion or portions of this Agreement are hereby declared to be of no force or effect in such jurisdiction, and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included herein.


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      15. Additional Terms and Provisions

      15.1 Section headings are employed in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

      15.2 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.

      15.3 This Agreement states the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall be deemed to amend or modify the Executive's rights under other agreements with the Company and/or the Bank, including without limitation the Amended and Restated Salary Continuation Agreement between the Executive and the Bank dated March 1, 2000, as amended, or under any benefit plan or arrangement maintained for the benefit of Executive by Company or Bank.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

OMEGA FINANCIAL CORPORATION                             EXECUTIVE

By: /s/ Robert Szeyller                                 /s/ David B. Lee
Print name:  Robert Szeyller                            David B. Lee
Print title: Chairman, Compensation Comm.

Date:    2/23/04                                        Date: 2/23/04